Exhibit 99.1

Cable ONE Reports Third Quarter 2018 Results

November 7, 2018 – Phoenix, Arizona – (BUSINESS WIRE) – Cable One, Inc. (NYSE: CABO) (the “Company” or “Cable ONE”) today reported financial and operating results for the quarter ended September 30, 2018.

Third Quarter 2018 Highlights:

●

Residential data and business services data PSUs totaled 660,799 at September 30, 2018 compared to 653,876 at June 30, 2018, an increase of 6,923, or 1.1%. Combined residential data and business services data PSUs increased 23,146, or 3.6%, year-over-year.

●	Total revenues were $268.3 million in the third quarter of 2018 compared to $253.8 million in the third quarter of 2017, an increase of 5.7%. Residential data revenues increased 13.0% and business services revenues increased 12.6% year-over-year.

●

Net income was $38.3 million in the third quarter of 2018, an increase of 24.0% year-over-year. Adjusted EBITDA(1) was $122.7 million, an increase of 6.1% year-over-year. Net profit margin was 14.3% and Adjusted EBITDA margin(1) was 45.7%.

●

Net cash provided by operating activities was $111.0 million in the third quarter of 2018, an increase of 24.8% year-over-year. Adjusted EBITDA less capital expenditures(1) was $54.4 million in the third quarter of 2018 compared to $63.2 million in the third quarter of 2017, with the decrease due primarily to the timing of capital spending.

(1)	Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures are defined in the section of this press release entitled “Use of Non-GAAP Financial Measures.” Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, Adjusted EBITDA margin is reconciled to net profit margin and Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities. Refer to the “Reconciliations of Non-GAAP Measures” tables within this press release.

Third Quarter 2018 Financial Results Compared to Third Quarter 2017

Revenues increased $14.4 million, or 5.7%, to $268.3 million for the third quarter of 2018, driven primarily by residential data and business services revenue growth, partially offset by decreases in residential video and voice revenues. For the third quarter of 2018 and 2017, residential data revenues comprised 46.3% and 43.2% of total revenues and business services revenues comprised 14.8% and 13.9% of total revenues, respectively.

Operating expenses (excluding depreciation and amortization) were $92.0 million in the third quarter of 2018 compared to $91.9 million the third quarter of 2017. As a percentage of revenues, operating expenses were 34.3% for the third quarter of 2018 compared to 36.2% for the year-ago quarter.

Selling, general and administrative expenses were $59.4 million for the third quarter of 2018 and increased $7.6 million, or 14.7%, compared to the third quarter of 2017. Selling, general and administrative expenses as a percentage of revenues were 22.2% and 20.4% for the third quarter of 2018 and 2017, respectively. The increase was primarily attributable to higher marketing expenses of $3.9 million, system conversion costs of $1.7 million, higher net compensation expenses of $0.8 million and higher insurance expenses of $0.8 million.

Depreciation and amortization expense was $50.4 million for the third quarter of 2018 and increased $3.7 million, or 7.9%, compared to the third quarter of 2017. The increase was due primarily to new assets placed in service since the third quarter of 2017, partially offset by assets that became fully depreciated since the third quarter of 2017. We recognized $3.1 million and $2.5 million of net loss on asset disposals during the third quarter of 2018 and 2017, respectively.

Interest expense increased $1.4 million, or 10.3%, to $15.5 million, driven by an increase in interest rates year-over-year.

Income tax provision decreased $5.2 million, or 32.1%, to $11.0 million in the third quarter of 2018 primarily as a result of the 2017 Federal tax reform legislation.

Net income increased $7.4 million, or 24.0%, to $38.3 million in the third quarter of 2018 compared to $30.9 million in the prior year quarter.

Adjusted EBITDA was $122.7 million and $115.6 million for the third quarter of 2018 and 2017, respectively, an increase of 6.1%. Capital expenditures totaled $68.3 million and $52.4 million for the third quarter of 2018 and 2017, respectively. Adjusted EBITDA less capital expenditures for the third quarter of 2018 was $54.4 million, a decrease of $8.8 million, or 14.0%, from the prior year quarter. The decrease in Adjusted EBITDA less capital expenditures was due primarily to the timing of capital spending in the current year.

Liquidity and Capital Resources

At September 30, 2018, the Company had $236.9 million of cash and cash equivalents on hand, compared to $161.8 million at December 31, 2017. The Company’s debt balance was approximately $1.2 billion at both September 30, 2018 and December 31, 2017. The Company also had $195.9 million available for borrowing under its revolving credit facility as of September 30, 2018.

Conference Call

Cable ONE will host a conference call with the financial community to discuss results for the third quarter of 2018 on Wednesday, November 7, 2018, at 5 p.m. Eastern Time (ET).

Shareholders, analysts and other interested parties may register for the conference in advance at http://dpregister.com/10125489. Those unable to pre-register may join the call via the live audio webcast on the Cable ONE Investor Relations website or by dialing 1-844-378-6483 (Canada: 1-855-669-9657/International: 1-412-542-4178) shortly before 5 p.m. ET.

A replay of the call will be available from Wednesday, November 7, 2018, until Wednesday, November 21, 2018, on the Cable ONE Investor Relations website.

Additional Information Available on Website

The information in this press release should be read in conjunction with the condensed consolidated financial statements and notes thereto contained in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2018, which will be posted on the “SEC Filings” section of the Cable ONE Investor Relations website at ir.cableone.net when it is filed with the U.S. Securities and Exchange Commission (the “SEC”). Investors and others interested in more information about Cable ONE should consult our website, which is regularly updated with financial and other important information about the Company.

Use of Non-GAAP Financial Measures

The Company uses certain measures that are not defined by generally accepted accounting principles in the United States (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures are non-GAAP financial measures and should be considered in addition to, not as superior to, or as a substitute for, net income, net profit margin or net cash provided by operating activities reported in accordance with GAAP. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, and Adjusted EBITDA margin is reconciled to net profit margin, in the “Reconciliations of Non-GAAP Measures” tables within this press release. Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities in the “Reconciliations of Non-GAAP Measures” tables within this press release.

“Adjusted EBITDA” is defined as net income plus interest expense, income tax provision, depreciation and amortization, equity-based compensation, severance expense, (gain) loss on deferred compensation, acquisition-related costs, (gain) loss on asset disposals, system conversion costs, rebranding costs, other (income) expense and other unusual operating expenses, as provided in the “Reconciliations of Non-GAAP Measures” tables within this press release. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s business as well as other non-cash or special items and is unaffected by the Company’s capital structure or investment activities. This measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the Company’s cash cost of debt financing. These costs are evaluated through other financial measures.

“Adjusted EBITDA margin” is defined as Adjusted EBITDA divided by total revenues.

“Adjusted EBITDA less capital expenditures,” when used as a liquidity measure, is calculated as net cash provided by operating activities excluding the impact of capital expenditures, interest expense, income tax provision, changes in operating assets and liabilities, the change in deferred income taxes and other unusual operating expenses, as provided in the “Reconciliations of Non-GAAP Measures” tables within this press release.

The Company uses Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures to assess its performance, and it also uses Adjusted EBITDA less capital expenditures as an indicator of its ability to fund operations and make additional investments with internally-generated funds. In addition, Adjusted EBITDA generally correlates to the measure used in the leverage ratio calculations under the Company’s credit facilities and senior unsecured notes to determine compliance with the covenants contained in the credit facilities and ability to take certain actions under the indenture governing the notes. Adjusted EBITDA and capital expenditures are also significant performance measures used by the Company in its annual incentive compensation program. Adjusted EBITDA does not take into account cash used for mandatory debt service requirements or other non-discretionary expenditures, and thus does not represent residual funds available for discretionary uses.

The Company believes Adjusted EBITDA and Adjusted EBITDA margin are useful to investors in evaluating the operating performance of the Company. The Company believes that Adjusted EBITDA less capital expenditures is useful to investors as it shows the Company’s performance while taking into account cash outflows for capital expenditures and is one of several indicators of the Company’s ability to service debt, make investments and/or return capital to its shareholders.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and similar measures with similar titles are common measures used by investors, analysts and peers to compare performance in the Company’s industry, although the Company’s measures of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures may not be directly comparable to similarly titled measures reported by other companies.

About Cable ONE

Cable ONE (NYSE: CABO) is among the 10 largest cable companies in the United States and a leading broadband communications provider. Serving residential and business customers in 21 states, Cable ONE provides consumers with a wide array of communications and entertainment services, including high-speed internet and advanced Wi-Fi solutions, cable television and phone service. Cable ONE Business provides scalable and cost-effective products for businesses ranging in size from small to mid-market, in addition to enterprise, wholesale and carrier customers.

Contacts

Trish Niemann	Steven Cochran
Corporate Communications Director	Chief Financial Officer
602-364-6372	602-364-6210

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication may contain “forward-looking statements” that involve risks and uncertainties. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about the cable industry and our business, financial results and financial condition. Forward-looking statements often include words such as “will,” “should,” “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance in connection with discussions of future operating or financial performance. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. Our actual results may vary materially from those expressed or implied in our forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by us or on our behalf. Important factors that could cause our actual results to differ materially from those in our forward-looking statements include government regulation, economic, strategic, political and social conditions and the following factors:

●	uncertainties as to our ability and the amount of time necessary to realize the expected synergies and other benefits of the acquisition of NewWave Communications ("NewWave");
●	our ability to integrate NewWave’s operations into our own in an efficient and effective manner;
●	rising levels of competition from historical and new entrants in our markets;
●	recent and future changes in technology;
●	our ability to continue to grow our business services products;
●	increases in programming costs and retransmission fees;
●	our ability to obtain hardware, software and operational support from vendors;
●	the effects of any new significant acquisitions by us;
●	adverse economic conditions;
●	the integrity and security of our network and information systems;
●	the impact of possible security breaches and other disruptions, including cyber-attacks;
●	our failure to obtain necessary intellectual and proprietary rights to operate our business and the risk of intellectual property claims and litigation against us;
●	our ability to retain key employees;
●	changing and additional regulation of our data, video and voice services, including legislative and regulatory efforts to impose new legal requirements on our data services;
●	our ability to renew cable system franchises;
●	increases in pole attachment costs;
●	changes in local government franchising authority and broadcast carriage regulations;
●	the potential adverse effect of our indebtedness on our business, financial condition or results of operations and cash flows;
●	the possibility that interest rates will rise, causing our obligations to service our variable rate indebtedness to increase significantly;
●	our ability to incur future indebtedness;
●	fluctuations in our stock price;
●	our ability to continue to pay dividends;
●	dilution from equity awards and potential stock issuances in connection with acquisitions;
●	provisions in our charter, by-laws and Delaware law that could discourage takeovers;
●	changes in our estimates of the impact of the 2017 Federal tax reform legislation;
●	changes in GAAP or other applicable accounting policies;
●	the outcome of our efforts to complete the remediation of the material weakness in our internal control over financial reporting related to the NewWave billing system by the end of 2018; and
●	the other risks and uncertainties detailed in the section titled “Risk Factors” in our latest Annual Report on Form 10-K as filed with the SEC.

Any forward-looking statements made by us in this communication speak only as of the date on which they are made. We are under no obligation, and expressly disclaim any obligation, except as required by law, to update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.

CABLE ONE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended September 30,
(dollars in thousands, except per share and share data)	2018	2017	$ Change	% Change
Revenues
Residential data	$124,089	$109,781	$14,308	13.0%
Residential video	84,570	88,601	(4,031)	(4.5)%
Residential voice	10,169	11,265	(1,096)	(9.7)%
Business services	39,581	35,156	4,425	12.6%
Advertising sales	6,288	5,885	403	6.8%
Other	3,571	3,145	426	13.5%
Total Revenues	268,268	253,833	14,435	5.7%
Costs and Expenses
Operating (excluding depreciation and amortization)	91,956	91,894	62	0.1%
Selling, general and administrative	59,439	51,806	7,633	14.7%
Depreciation and amortization	50,414	46,712	3,702	7.9%
Loss on asset disposals, net	3,140	2,506	634	25.3%
Total costs and expenses	204,949	192,918	12,031	6.2%
Income from operations	63,319	60,915	2,404	3.9%
Interest expense	(15,460)	(14,019)	(1,441)	10.3%
Other income, net	1,503	278	1,225	NM
Income before income taxes	49,362	47,174	2,188	4.6%
Income tax provision	11,048	16,269	(5,221)	(32.1)%
Net income	$38,314	$30,905	$7,409	24.0%

Net income per common share:
Basic	$6.75	$5.44	$1.31	24.1%
Diluted	$6.70	$5.37	$1.33	24.8%
Weighted average common shares outstanding:
Basic	5,674,224	5,680,600	(6,376)	(0.1)%
Diluted	5,717,575	5,753,910	(36,335)	(0.6)%

Other comprehensive income, net of tax	$1	$1	$-	0.0%
Comprehensive income	$38,315	$30,906	$7,409	24.0%

Dividends declared per common share	$2.00	$1.75	$0.25	14.3%

NM = Not meaningful.

CABLE ONE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except par value and share data)	September 30, 2018	December 31, 2017
Assets
Current Assets:
Cash and cash equivalents	$236,901	$161,752
Accounts receivable, net	28,168	29,930
Income taxes receivable	8,566	21,331
Prepaid and other current assets	16,694	10,898
Total Current Assets	290,329	223,911
Property, plant and equipment, net	837,206	831,892
Intangible assets, net	956,832	965,745
Goodwill	172,129	172,129
Other noncurrent assets	11,452	10,955
Total Assets	$2,267,948	$2,204,632

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued liabilities	$101,565	$117,855
Deferred revenue	18,681	15,008
Current portion of long-term debt	19,063	14,375
Total Current Liabilities	139,309	147,238
Long-term debt	1,147,048	1,160,682
Deferred income taxes	225,780	207,154
Other noncurrent liabilities	10,476	13,111
Total Liabilities	1,522,613	1,528,185

Stockholders' Equity
Preferred stock ($0.01 par value; 4,000,000 shares authorized; none issued or outstanding)	-	-
Common stock ($0.01 par value; 40,000,000 shares authorized; 5,887,899 shares issued; and 5,705,059 and 5,731,442 shares outstanding as of September 30, 2018 and December 31, 2017, respectively)	59	59
Additional paid-in capital	35,674	28,412
Retained earnings	819,687	728,386
Accumulated other comprehensive loss	(350)	(352)
Treasury stock, at cost (182,840 and 156,457 shares held as of September 30, 2018 and December 31, 2017, respectively)	(109,735)	(80,058)
Total Stockholders' Equity	745,335	676,447
Total Liabilities and Stockholders' Equity	$2,267,948	$2,204,632

CABLE ONE, INC.

RECONCILIATIONS OF NON-GAAP MEASURES

(Unaudited)

	Three Months Ended September 30,
(dollars in thousands)	2018	2017	$ Change	% Change
Net income	$38,314	$30,905	$7,409	24.0%

Net profit margin	14.3%	12.2%

Plus: Interest expense	15,460	14,019	1,441	10.3%
Income tax provision	11,048	16,269	(5,221)	(32.1)%
Depreciation and amortization	50,414	46,712	3,702	7.9%
Equity-based compensation	2,418	3,076	(658)	(21.4)%
Severance expense	1,111	350	761	217.4%
Loss on deferred compensation	100	1,485	(1,385)	(93.3)%
Acquisition-related costs	10	557	(547)	(98.2)%
Loss on asset disposals, net	3,140	2,506	634	25.3%
System conversion costs	1,735	-	1,735	NM
Rebranding costs	423	-	423	NM
Other income, net	(1,503)	(278)	(1,225)	NM
Adjusted EBITDA	$122,670	$115,601	$7,069	6.1%

Adjusted EBITDA margin	45.7%	45.5%

Less: Capital expenditures	68,302	52,400	15,902	30.3%
Adjusted EBITDA less capital expenditures	$54,368	$63,201	$(8,833)	(14.0)%

NM = Not meaningful.

	Three Months Ended September 30,
(dollars in thousands)	2018	2017	$ Change	% Change
Net cash provided by operating activities	$111,015	$88,929	$22,086	24.8%
Capital expenditures	(68,302)	(52,400)	(15,902)	30.3%
Interest expense	15,460	14,019	1,441	10.3%
Amortization of debt issuance cost	(1,076)	(992)	(84)	8.5%
Income tax provision	11,048	16,269	(5,221)	(32.1)%
Changes in operating assets and liabilities	(6,586)	(1,637)	(4,949)	NM
Increase in deferred income taxes	(9,067)	(3,101)	(5,966)	192.4%
Loss on deferred compensation	100	1,485	(1,385)	(93.3)%
Acquisition-related costs	10	557	(547)	(98.2)%
Severance expense	1,111	350	761	217.4%
System conversion costs	1,735	-	1,735	NM
Rebranding costs	423	-	423	NM
Other income, net	(1,503)	(278)	(1,225)	NM
Adjusted EBITDA less capital expenditures	$54,368	$63,201	$(8,833)	(14.0)%

NM = Not meaningful.

CABLE ONE, INC.

OPERATING STATISTICS

(Unaudited)

	As of September 30,		Year-Over-Year Change
	2018	2017	Amount	%
Homes Passed (1)	2,089,306	2,136,836	(47,530)	(2.2)%

Residential Customers	730,252	731,099	(847)	(0.1)%

Data PSUs	598,001	581,510	16,491	2.8%
Video PSUs	312,564	353,860	(41,296)	(11.7)%
Voice PSUs	101,443	111,295	(9,852)	(8.9)%
Total residential PSUs	1,012,008	1,046,665	(34,657)	(3.3)%

Business Customers	70,927	65,011	5,916	9.1%

Data PSUs	62,798	56,143	6,655	11.9%
Video PSUs	16,357	16,853	(496)	(2.9)%
Voice PSUs	26,529	24,220	2,309	9.5%
Total business services PSUs	105,684	97,216	8,468	8.7%

Total Customers	801,179	796,110	5,069	0.6%
Total non-video	472,367	N/A	N/A	N/A
Percent of total	59.0%	N/A	N/A	N/A

Data PSUs	660,799	637,653	23,146	3.6%
Video PSUs	328,921	370,713	(41,792)	(11.3)%
Voice PSUs	127,972	135,515	(7,543)	(5.6)%
Total PSUs	1,117,692	1,143,881	(26,189)	(2.3)%

Penetration
Data	31.6%	29.8%		1.8%
Video	15.7%	17.3%		(1.6)%
Voice	6.1%	6.3%		(0.2)%

Share of Third Quarter Revenues
Residential data	46.3%	43.2%		3.1%
Business services	14.8%	13.9%		0.9%
Total	61.1%	57.1%		4.0%

ARPU - Third Quarter
Residential data (2)	$68.83	$62.49	$6.34	10.1%
Residential video (2)	$88.44	$81.96	$6.48	7.9%
Residential voice (2)	$32.95	$33.26	$(0.31)	(0.9)%
Business services (3)	$185.32	$180.13	$5.20	2.9%

Number of Employees	2,249	2,312	(63)	(2.7)%

(1)

Homes passed represents the number of residential and business serviceable addresses within our footprint. During the first quarter of 2018, the number of Legacy CABO homes passed was reduced by approximately 74,000 to adjust for duplicate and non-serviceable addresses.

(2)

Average monthly revenue per unit values represent the applicable quarterly residential service revenues (excluding installation and activation fees) divided by the corresponding average of the number of PSUs at the beginning and end of each period, divided by three.

(3)

Average monthly revenue per unit values represent quarterly business services revenues (excluding installation and activation fees) divided by the average of the number of business customer relationships at the beginning and end of each period, divided by three.

N/A	Information not available.